Exhibit 10.42

AMERICAN STANDARD COMPANIES INC.

2002 OMNIBUS INCENTIVE PLAN

Rules for the Grant of Restricted Units

to Grantees in France

1.	Introduction.

The Board of Directors (the “Board”) of American Standard Companies Inc. (the “Company”), has established the 2002 American Standard Companies Inc. Omnibus Incentive Plan (the “U.S. Plan”) for the benefit of certain employees and directors of the Company and its subsidiaries including its French subsidiaries of which the Company holds directly or indirectly at least 10% of the capital (the “French Entities”).

Sections 4.1 and 4.3 of the U.S. Plan specifically authorize the Committee or its delegate to administer the U.S. Plan and to establish rules applicable to Restricted Units granted under the U.S. Plan (including those in France) as the Committee deems necessary or desirable under the circumstances presented by local laws, e.g., to make available tax or other benefits of the laws of foreign jurisdictions to Grantees who are subject to such laws. The Committee has delegated to the Grantor’s Senior Vice President – Human Resources (the “Committee’s Delegate”) authority under Section 4.3 to establish subplans as deemed advisable to comply with tax and other regulations outside the United States. Pursuant to that authority, the Committee’s Delegate has determined that it is desirable to establish a subplan for the purposes of permitting Restricted Units to qualify for favorable tax and social security treatment in France. The Committee’s Delegate, therefore, intends to establish a subplan of the U.S. Plan for the purpose of granting Restricted Units which qualify for the favorable tax and social security treatment in France applicable to shares granted for no consideration under Sections L. 225-197-1 to L. 225-197-5 of the French Commercial Code, as amended (“French-qualified Restricted Units”), to qualifying Grantees who are resident in France for French tax purposes and/or subject to the French social security regime (the “French Grantees”).

The terms of the U.S. Plan, as set out in Appendix 1 hereto, shall, subject to the limitations in the following rules, constitute the 2002 American Standard Companies Inc. Omnibus Incentive Plan for the Grant of Restricted Units to Grantees in France (the “French Restricted Units Plan”). Under the French Restricted Units Plan, the qualifying French Grantees will be granted only Restricted Units as defined under Section 8 of the U.S. Plan and under Section 2 of the French Restricted Units Plan.

2.	Definitions.

Capitalized terms not otherwise defined herein used in the French Restricted Units Plan shall have the same meanings as set forth in the U.S. Plan. The terms set out below will have the following meanings:

(a)	Restricted Units.

The term “Restricted Units” shall mean a promise by the Company of a future issuance or delivery of shares of Common Stock of the Company, granted to the French Grantees, for no consideration and to which any dividend and voting rights attach only upon the issuance of shares at the time of vesting of the Restricted Units.

(b)	Grant Date.

The term “Grant Date” shall be the date on which the Committee both (1) designates the French Grantees and (2) specifies the terms and conditions of the Restricted Units, including the number of shares, the vesting conditions and the conditions and restrictions of the transferability of the shares.

(c)	Restricted Period.

The term “Restricted Period” shall mean the date as specified by the Committee on which the Restricted Units become non-forfeitable and convertible into shares. In principle, the issuance of shares occurs concurrently with the expiration of the Restricted Period, although in practice there may be a delay in the actual issuance of shares. To qualify for the French favorable tax and social security regime, such Restricted Period specified by the Committee shall not lapse prior to the second anniversary of the Grant Date, or such other period as is required for French-qualified Restricted Units under Section L. 225-197-1 of the French Commercial Code, the French Tax Code, or the French Social Security Code, as amended, except if authorized by French law.

(d)	Closed Period.

The term “Closed Period” means:

(i) Ten quotation days preceding and following the disclosure to the public of the consolidated financial statements or the annual statements of the Company; or

(ii) The period as from the date the corporate management entities involved in the governance of the Company, such as the Board, Committee, or supervisory directorate of the Company are in possession of material nonpublic information which could, in the case it would be disclosed to the public, significantly impact the quotation of the shares of the Company, until ten quotation days after the day such information is disclosed to the public.

(e)	Disability.

The term “Disability” shall mean disability as determined in categories 2 and 3 under Section L. 341-4 of the French Social Security Code, as amended, and subject to the fulfillment of related conditions.

3.	Entitlement to Participate.

(a) Any individual who, on the Grant Date, is either bound to the French Entities by an employment contract (“contrat de travail”) or who is a corporate officer of the French

Entities, shall be eligible to receive Restricted Units under the French Restricted Units Plan, provided that he or she also satisfies the eligibility conditions of Section 3 of the U.S. Plan.

(b) Restricted Units may not be issued under the French Restricted Units Plan to employees or corporate officers owning more than ten percent (10%) of the Company’s capital shares or to individuals other than employees and corporate executives of the French Entities.

(c) Restricted Units may not be issued to corporate executives of the French Entities, other than the managing directors (e.g., Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de Sociétés par actions), unless the corporate executive is an employee of a French Entity as defined by French law.

4.	Conditions of the Restricted Units.

(a)	Vesting of Restricted Units.

The Restricted Units will vest on the lapse of the Restricted Period as defined under Section 2 above. However, notwithstanding the above, in the event of the death of a French Grantee, all of his or her outstanding Restricted Units shall vest as set forth in Section 7 of the French Restricted Units Plan.

(b)	Transfer of Shares.

The sale or transfer of the shares issued pursuant to the Restricted Units held by the French Grantees must not occur prior to the second anniversary of each lapse of the Restricted Period’s tranche or such other period as is required to comply with the minimum mandatory holding period applicable to shares underlying French-qualified Restricted Units under Section L. 225-197-1 of the French Commercial Code, the French Tax Code or the French Social Security Code, as amended.

A specific holding period for the shares underlying the French-qualified Restricted Units may be specified for the French Grantees who qualify as managing directors under French law (“mandataires sociaux”) as defined under Section 3(c) of the French Restricted Units Plan, by the Committee.

In addition, the underlying shares cannot be sold or transferred during certain Closed Periods as provided for by Section L. 225-197-1 of the French Commercial Code, as amended, and as interpreted by the French administrative guideline so long as those Closed Periods are applicable to shares underlying French-qualified Restricted Units.

(c)	French Grantee’s Account.

The shares acquired upon vesting of the Restricted Units will be recorded in an account in the name of the French Grantee with a broker or in such other manner as the Company may otherwise determine in order to ensure compliance with applicable law.

5.	Non-transferability of Restricted Units.

Except in the case of death, Restricted Units cannot be transferred or surrendered to any third party. In addition, the Restricted Units may vest only for the benefit of the French Grantee during the lifetime of the French Grantee.

6.	Adjustments Upon Changes in Capital Stock.

In the event of a Change in Capital Stock as set forth in Section 5.3 of the U.S. Plan, adjustment to the terms and conditions of the Restricted Units or underlying shares can only be made in accordance with the U.S. Plan and pursuant to applicable French legal and tax rules. Should the Committee decide to make adjustments pursuant to Section 5.3 of the U.S. Plan but in a manner that is not authorized under French law, the Restricted Units may no longer qualify for French favorable tax and social security treatment.

7.	Death and Disability.

If a French Grantee’s service to the Company or any subsidiary of the Company terminates by reason of his or her death, the Restricted Units held by the French Grantee at the time of death shall become transferable to the French Grantee’s heirs. Within six months following the death of the French Grantee, the heirs can request the Restricted Units to be issued the Shares and that the Company subsequently issue and deliver the Shares, as provided in the Restricted Unit Grant Agreement.

If a French Grantee’s service to the Company or any subsidiary of the Company terminates by reason of his or her death or Disability, the French Grantee or the French Grantee’s heirs, as applicable, shall not be subject to the restriction on the sale of the Shares set forth in Section 4(b) above.

8.	Dividend Equivalent.

Notwithstanding the provisions of Section 8.3 of the U.S. Plan, Dividend Equivalents will not be awarded to French Grantees.

9.	Disqualification of Restricted Units.

If the Restricted Units are otherwise modified or adjusted in a manner in keeping with the terms of the U.S. Plan or as mandated as a matter of law or by decision of the Company’s shareholders, or Board or Committee, and the modification or adjustment is contrary to the terms and conditions of this French Restricted Units Plan, the Restricted Units may no longer qualify for favorable tax and social security treatment in France.

If the Restricted Units no longer qualify as French-qualified Restricted Units, the Committee’s Delegate may, provided it is authorized to do so under the U.S. Plan, and in its sole discretion, determine to lift, shorten or terminate certain restrictions applicable to the Restricted Units or to the sale of the shares underlying the Restricted Units, which may have been imposed under this French Restricted Units Plan.

10.	Interpretation.

It is intended that Restricted Units granted under the French Restricted Units Plan shall qualify for the favorable tax and social security treatment applicable to Restricted Units granted under Sections L. 225-197-1 to L. 225-197-5 of the French Commercial Code, as amended, and in accordance with the relevant provisions set forth by French tax and social security laws, but no undertaking is made to maintain such status.

The terms of the French Restricted Units Plan shall be interpreted accordingly and in accordance with the relevant Guidelines published by French tax and social security administrations and subject to the fulfilment of certain legal, tax and reporting obligations.

11.	Employment Rights.

The adoption of this French Restricted Units Plan shall not confer upon the French Grantees or any employees of a French Entity, any employment rights and shall not be construed as part of any employment contracts that a French Entity has with its employees.

12.	Effective Date.

The French Restricted Units Plan is effective as of its date of adoption, i.e. as of February 5, 2007.

The French Restricted Units Plan is hereby adopted as of February 5, 2007

By:
Lawrence B. Costello
Senior Vice President – Human Resources